Exhibit 4.36

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMONG WPP GROUP PLC, TS TRANSACTION, INC., and 24/7 REAL MEDIA, INC.,

DATED AS OF MAY 17, 2006

AMENDMENT NO. 1, dated as of July 12, 2007 (this “Amendment”), to the Agreement and Plan of Merger among WPP Group plc (“Parent”), TS Transaction, Inc. (“Merger Subsidiary”), and 24/7 Real Media, Inc. (the “Company”) (collectively the “Parties”), dated as of May 17, 2006 (the “Agreement”).

RECITALS

WHEREAS, Sections 1.01(b), 3.06(a), 3.06(c), 3.06(d) and 7.01(c) of the Agreement provided, as of the date hereof, that, at the Effective Time of the Merger, (a) Europe Company Stock Options that are neither vested nor exercisable will be converted automatically into options to acquire Parent Ordinary Shares and (b) Company Restricted Shares held by a European Person will be converted automatically into Parent Restricted Ordinary Shares;

WHEREAS, the Parties wish to amend Sections 1.01(b), 3.06(a), 3.06(c), 3.06(d), and 7.01(c) of the Agreement to provide that at the Effective Time of the Merger, (a) Europe Company Stock Options that are neither vested nor exercisable will be converted automatically into options to acquire Parent Depositary Shares and (b) awards providing for a right to receive Company Restricted Shares held by a European Person will be converted automatically into a right to receive Parent Restricted Depositary Shares;

WHEREAS, the Parties wish to amend Sections 1.01(a), 1.01(b), 3.06(c), 5.05(a), 5.05(b), 5.16(o) and 7.01(c) of the Agreement to confirm that (a) Company Restricted Shares are not issued until, and such issuance is conditioned upon, the lapsing of restrictions on such Company Restricted Shares pursuant to the terms of any Company Stock Plan and (b) accordingly, Parent Restricted Depositary Shares will not be issued until, and such issuance will be conditioned upon, the lapsing of restrictions on such Parent Restricted Depositary Shares pursuant to the terms of any Company Stock Plan (including any vesting schedule and any acceleration of vesting); and

WHEREAS, the Parties wish to amend Section 2.04(a) of the Agreement to modify the Top Up Option as set forth below.

NOW, THEREFORE, each of the Parties, in accordance with the terms and conditions of the Agreement, have determined to amend, effective as of the date of this Amendment, the Agreement as follows:

ARTICLE 1

DEFINITIONS

1. Definitions. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning ascribed to them in the Agreement (without giving effect to this Amendment).

ARTICLE 2

AMENDMENTS TO THE AGREEMENT

1. Amendment to Article 1 of the Agreement.

(a) Section 1.01(a) of the Agreement is hereby amended by deleting the definition of “Company Restricted Share” in its entirety and replacing it with the following:

“Company Restricted Share Award” means an award of a right to receive (subject to and conditioned upon the lapsing of restrictions established in accordance with any Company Stock Plan) a share of Company Common Stock.

(b) Section 1.01(a) of the Agreement is hereby further amended by adding the following definition in alphabetical order thereto:

“Parent Restricted Depositary Share Award” means an award of a right to receive (subject to and conditioned upon the lapsing of restrictions established in accordance with any Company Stock Plan) a Parent Depositary Share.

(c) Section 1.01(b) of the Agreement is hereby amended to delete the following terms and the Section numbers set forth opposite such terms: “Europe Company Stock Options,” “European Person,” “Non-Europe Company Stock Options,” “Parent Restricted Depositary Shares” and “Parent Restricted Ordinary Shares”

2. Amendment to Section 2.04 of the Agreement.

(a) Section 2.04(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.04. Top Up Option. (a) The Company hereby irrevocably grants to Merger Subsidiary an option (the “Top Up Option”), exercisable upon the terms and conditions set forth in this Section 2.04, to purchase, at a price per share equal to the Offer Price, a number of Company Shares (the “Top Up Option Shares”), as determined by Merger Subsidiary in its sole discretion, that, when added to the number of Company Shares directly or indirectly owned by Parent at the time of such exercise, entitles Merger Subsidiary to consummate the Merger pursuant to Section 253(a) of Delaware Law; provided that in no event shall the Top Up Option be exercisable for a number of Company Shares in excess of the Company’s then authorized and unissued shares of Company Common Stock (giving effect to Company Shares reserved for issuance under the Company Stock Plans as if such shares were outstanding).

3. Amendment to Article 3 of the Agreement.

(a) Section 3.06(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.06. Company Stock Options; Restricted Share Awards. (a) Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) outstanding under any stock option or equity compensation plan or agreement (the “Company Stock Plans”), that is neither vested nor exercisable and is outstanding immediately prior to the Effective Time, shall cease to represent the right to acquire Company Common Stock and shall be converted automatically into options to acquire Parent Depositary Shares as provided below, and Parent shall assume each Company Stock Option on substantially the same terms and conditions as were applicable under such Company Stock Option (including vesting schedule and any acceleration of vesting, pursuant to any Company Stock Plan as in effect on the date hereof). The Company Board and Parent shall take, or shall cause their committees to take, all action necessary to effectuate the foregoing. From and after the Effective Time, the number of Parent Depositary Shares purchasable upon exercise of each outstanding Company Stock Option shall be equal to (x) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option on the date of the Effective Time and (B) the Merger Consideration, divided by (y) the Parent Volume Weighted Average Price; provided, that any fractional shares resulting from such multiplication shall be rounded down to the nearest whole number of Parent Depositary Shares. The exercise price per Parent Depositary Share under each Company Stock Option shall be equal to (x) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time, divided by (y) the quotient obtained by dividing (A) the Merger Consideration by (B) the Parent Volume Weighted Average Price; provided, that such exercise price shall be rounded up to the nearest whole cent. As soon as reasonably practicable following the Effective Time (and in no event later than 15 Business Days after the Effective Time), Parent shall deliver to each holder of a Company Stock Option an appropriate notice setting forth the terms of such assumption and conversion. The parties hereto intend that such assumption and conversion, to the extent reasonably practicable, shall conform to the requirements of Section 409A of the Code and, with respect to any Company Stock Option that is an incentive stock option (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, Section 424(a) of the Code.

(b) Section 3.06(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company Restricted Share Award held by a participant immediately prior to the Effective Time shall be converted automatically into a Parent Restricted Depositary Share Award providing for that number of Parent Depositary Shares equal to the (x) the Merger Consideration, divided by (y) the Parent Volume Weighted Average Price (rounded down to the nearest whole share in respect of the aggregate number of Parent Depositary Shares into which the aggregate number of Company Shares which each holder thereof is entitled to pursuant to his or her outstanding Company Restricted Share Award immediately prior to the Effective Time). Each Parent Restricted Depositary Share Award pursuant to this Section 3.06(c) shall remain subject to the same terms and conditions as were applicable under the Company Restricted Share Award (including any vesting schedule, any acceleration of vesting, and the deferral of the right to receive dividends until, and conditioned upon, the expiration of the applicable restriction period) pursuant to any Company Stock Plan as in effect on the date hereof and shall bear a legend containing the same restrictions on transferability.

(c) Section 3.06(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

Parent shall take such actions as are necessary for the assumption of the Company Stock Options and the Parent Restricted Depositary Share Awards pursuant to this Section 3.06, including the reservation and listing of Parent Depositary Shares as is necessary to effectuate the transactions contemplated by this Section 3.06. Parent shall prepare and file with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933 with respect to the Parent Depositary Shares underlying the Company Stock Options and the Parent Restricted Depositary Share Awards as provided in this Section 3.06 promptly following the Effective Time (and in no event later than 15 Business Days after the Effective Time) and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement for as long as such Company Stock Options and Parent Restricted Depositary Share Awards remain outstanding.

4. Amendment to Article 5 of the Agreement

(a) Section 5.05(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company. As of the close of business on April 30, 2007, (i) 51,367,238 Company Shares were issued and outstanding, (ii) no shares of preferred stock of the Company were issued and outstanding, (iii) Company Stock Options to purchase an aggregate of 6,164,221 Company Shares were issued and outstanding (of which Company Stock Options to purchase an aggregate of 3,581,921 Company Shares were vested and exercisable), (iv) 3,201,790 Company Shares were reserved for issuance upon the lapsing of restrictions with respect to Company Restricted Share Awards granted pursuant to Company Stock Plans, (v) 446,279 Company Shares were reserved for issuance upon exercise of the Warrants, (vi) 78,913 Company Shares were reserved for issuance upon exercise of the warrants of the Company issued on May 27, 2003, and (vii) 1,714,286 Company Shares were reserved for issuance upon redemption of the Debenture. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable.

(b) Section 5.05(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 5.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on April 30, 2007, a complete and correct list of (i) all outstanding Company Stock Options, including with respect to each such option, the number of shares subject to such option, the name or employee identity number of the holder, the grant date, the exercise price per share, the vesting schedule (including any portion that would become vested as a result of the transactions contemplated hereby) and expiration date of each such option, whether the option is intended to qualify as an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, and the Company Stock Plan pursuant to which such option was granted and a copy of each form of the Company Stock Option agreement with respect to such unvested Company Stock Options, and (ii) all outstanding Company Restricted Share Awards, including with respect to each such award, the name or employee identity number of the holder, the grant date and vesting schedule (including any portion that would become vested as a result of the transactions contemplated hereby), whether a Section 83(b) election was taken under the Code (if available) with respect to such Company Restricted Share Awards, and the Company Stock Plan pursuant to which such award was granted and a copy of each form of the grant letter applicable to the grant of the Company Restricted Share Awards. The Company Stock Plans set forth on Section 5.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain, or may become, outstanding or may be granted. The shares of Company Common Stock underlying the Company Restricted Share Awards have not been treated by the Company as outstanding shares for any purposes, including for financial statement purposes and voting purposes.

(c) Section 5.16(o) of the Agreement is hereby amended and restated in its entirety to read as follows:

The Company has not granted any rights to acquire Company Shares or Company Restricted Share Awards that would be subject to conversion pursuant to Section 3.06 to any Person who was not an employee or director of the Company or a Subsidiary of the Company at the date of grant. Solely for purposes of this Section 5.16(o), the term employee does not include any contractors or self-employed consultants engaged by the Company or any of its Subsidiaries.

5. Amendment to Article 7 of the Agreement

(a) Section 7.01(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

(i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or the lapsing of restrictions with respect to Company Restricted

Share Awards, in each case, that are outstanding on the date of this Agreement and listed in Section 5.05(b) of the Company Disclosure Schedule, (B) grants of Company Stock Options or Company Restricted Share Awards in the ordinary course of business required to be issued prior to the Effective Time pursuant to offer letters dated as of or prior to the date hereof outstanding as of the date hereof in the aggregate not to exceed 150,000 shares of Company Common Stock (provided, however, that the Company may inform employees hired after the date of this Agreement in the ordinary course of business consistent with past practice that, upon consummation of Merger, such employees shall receive Parent Restricted Depositary Share Awards up to a maximum number of Parent Depositary Shares equivalent to 5,000 shares of Company Common Stock per such employee and 100,000 shares of Company Common Stock in the aggregate; provided, further, that in the event the transactions contemplated by this Agreement are not consummated by the End Date or this Agreement is otherwise terminated prior to the End Date in accordance with its terms, such grants shall become effective with respect to Company Stock Options or Company Restricted Share Awards, as applicable, without any further action on the part of the Company), or (C) shares issued pursuant to the Warrants and the Debenture in accordance with their respective terms as of the date hereof, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

ARTICLE 3

MISCELLANEOUS

1. Effect on the Agreement. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect and the Agreement, as amended by this Amendment, is hereby ratified and affirmed in all respects. On and after the date hereof, each reference in the Agreement to “this Agreement,” “herein,” “hereunder” or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment.

2. Headings. All Section titles or captions contained in this Amendment are for convenience only and shall not be deemed to be a part of this Amendment or affect the meaning or interpretation of this Amendment. Unless otherwise specified, all references herein to numbered Sections are to Sections of the Agreement.

3. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW RULES OF SUCH STATE.

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile transmission of any signature shall be deemed the same as delivery of the original.

IN WITNESS WHEREOF, the party hereto has duly executed this Amendment as of the date first written above.

WPP GROUP PLC

By:	/s/ Paul Richardson
Name:	Paul Richardson
Title:	Group Finance Director

TS TRANSACTION, INC.

By:	/s/ Thomas O. Neuman
Name:	Thomas O. Neuman
Title:	Senior Vice President, Taxes

24/7 REAL MEDIA, INC.

By:	/s/ Mark E Moran
Name:	Mark E Moran
Title:	Executive Vice President